OVERVIEW OF INDIA OPPORTUNITY

($ in millions, except per share values)

INDIA FINANCIAL PROJECTIONS

Calendar Year	2013	2014	2015	Terminal Year (1)
Revenues	$73	$143	$203	
Growth		*97.5%*	*41.5%*	
EBITDA	$6	$15	$21	$24
Margin	*8.3%*	*10.7%*	*10.1%*	
Less: Depreciation & Amortization	(1)	(1)	(1)	
EBIT	**$5**	**$14**	**$19**	
Less: Income Taxes	(2)	(5)	(7)	
Plus: Depreciation & Amortization	1	1	1	
Less: Capital Expenditures	(28)	(4)	(5)	
Change in Net Working Capital	(9)	(9)	(7)	
Free Cash Flow	**($33)**	**($2)**	**$1**	
Terminal Value at 5.0x Exit Multiple				**$118**
Weighted Average Cost of Capital	14.0%	14.0%	14.0%	14.0%
Discount Period	0.5	1.5	2.5	3.0
Discount Factor	0.94x	0.82x	0.72x	0.67x
Discounted Free Cash Flow	($31)	($2)	$1	$80
Present Value of Enterprise at CYE 2012	**$49**			

SENSITIVITY ANALYSIS

Weighted Average Cost of Capital	Exit Multiple 4.5x	5.0x	5.5x
13.0%	$42	$51	$59
14.0%	$41	$49	$56
15.0%	$39	$47	$54

Terminal Year EBITDA Growth	Exit Multiple 4.5x	5.0x	5.5x
5.0%	$34	$42	$49
10.0%	$37	$45	$53
15.0%	$41	$49	$56

Source: Management estimates
Note: (1) Assumes 15% EBITDA growth in the terminal year per Management guidance

ILLUSTRATIVE VALUATION OF INDIA PLANT ASSUMING NEW EQUITY RAISE

($ in millions, except per share values)

INCREMENTAL VALUE PER SHARE

Assumed Forward EBITDA Multiple	**4.5x**	**5.0x**
Core Business CY 2013E EBITDA	$42	$42
Enterprise Value of Core Business (at CYE 2012)	**$190**	**$211**
Less: Projected Net Debt & Minority Interest at CYE 2012	61	61
Implied Equity Value of Core Business	**$129**	**$150**
Current Diluted Shares Outstanding	15.2	15.4
Implied Value per Share of Core Business	**$8.47**	**$9.76**
New Equity Raised	$30	$30
New Issuance Discount	15.0%	15.0%
New Shares Issued	4.2	3.6
Pro Forma Share Count	19.4	19.0
Assumed Value of India Operations	**$34**	**$59**
Total Enterprise Value Including India	$225	$270
Less: Pro Forma Net Debt & Minority Interest Balance	31	31
Pro Forma Equity Value	**$193**	**$239**
Pro Forma Share Count	19.4	19.0
Pro Forma Value per Share	**$9.96**	**$12.57**
Incremental Value per Share	**$1.49**	**$2.81**
Assumed Cost of Equity	17.0%	17.0%
Discount Period [1]	1.31	1.31
Discount Factor	0.81x	0.81x
PV of Incremental Value per Share	**$1.22**	**$2.29**

Source: Management estimates
Note: (1) Incremental value per share discounted to September 9, 2011

PERELLA WEINBERG PARTNERS

ILLUSTRATIVE VALUATION OF INDIA PLANT ASSUMING NEW EQUITY RAISE

($ in millions, except per share values)

SENSITIVITY ANALYSIS(1)

Assuming value of India opportunity is $46 million (midpoint of range):

Valuation at 4.5x EBITDA Multiple

Issuance Discount	New Equity Raised ($MM): $10	$20	$30	$40
0.0%	$2.31	$2.15	$2.02	$1.90
5.0%	$2.27	$2.09	$1.93	$1.79
10.0%	$2.23	$2.02	$1.83	$1.67
15.0%	$2.19	$1.94	$1.73	$1.54
20.0%	$2.14	$1.86	$1.61	$1.40

Valuation at 5.0x EBITDA Multiple

Issuance Discount	New Equity Raised ($MM): $10	$20	$30	$40
0.0%	$2.31	$2.17	$2.05	$1.94
5.0%	$2.27	$2.11	$1.96	$1.83
10.0%	$2.24	$2.04	$1.87	$1.72
15.0%	$2.19	$1.97	$1.77	$1.59
20.0%	$2.15	$1.88	$1.65	$1.45

Assuming new equity is issued at 15% discount:

Valuation at 4.5x EBITDA Multiple

Assumed Value of India Opportunity ($MM)	New Equity Raised ($MM): $10	$20	$30	$40
$20	$0.89	$0.74	$0.62	$0.51
$30	$1.38	$1.20	$1.04	$0.90
$40	$1.87	$1.65	$1.46	$1.29
$50	$2.36	$2.10	$1.88	$1.68
$60	$2.85	$2.55	$2.29	$2.07

Valuation at 5.0x EBITDA Multiple

Assumed Value of India Opportunity ($MM)	New Equity Raised ($MM): $10	$20	$30	$40
$20	$0.89	$0.75	$0.63	$0.52
$30	$1.39	$1.21	$1.06	$0.92
$40	$1.88	$1.67	$1.49	$1.33
$50	$2.37	$2.13	$1.92	$1.73
$60	$2.86	$2.58	$2.34	$2.13

PERELLA WEINBERG PARTNERS

Note: (1) Incremental value per share discounted to September 9, 2011 at an assumed cost of equity of 17%